AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 2005
Registration Statement No. 333-72134

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

SYNERGETICS USA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	23-2131580 (IRS Employer Identification No.)

3845 Corporate Centre Drive O’Fallon, Missouri (Address of Principal Executive Offices)	63368 (Zip Code)

Valley Forge Scientific Corp.
2000 Non-Employee Directors’ Stock Option Plan
(Full title of the plan)

Pamela G. Boone	Copies to:
Chief Financial Officer Synergetics USA, Inc. 3845 Corporate Centre Drive O’Fallon, Missouri 63368 636-939-5100 (Name and Address of Agent For Service)	Jason Zellers, Esq. Armstrong Teasdale LLP One Metropolitan Square, Suite 2600 211 North Broadway St. Louis, Missouri 63102 314-621-5070

EXPLANATORY NOTE
     On September 21, 2005, Valley Forge Scientific Corp., a former Pennsylvania corporation and predecessor Registrant to Synergetics USA, Inc. (“Valley Forge”), completed its merger with Synergetics, Inc., a Missouri corporation, pursuant to which Synergetics, Inc. became a wholly-owned subsidiary of Valley Forge (the “Merger”). Pursuant to the terms of the Merger agreement, shareholders of Synergetics, Inc. common stock received, in the aggregate, 15,973,912 shares of Valley Forge common stock, or 4.59 Valley Forge shares for each share of Synergetics, Inc. Following consummation of the Merger, Synergetics Inc.’s former shareholders own approximately 66% of Valley Forge’s outstanding common stock. In lieu of receiving fractional shares of Valley Forge common stock, Synergetics Inc. shareholders received cash in an amount equal to such fraction multiplied by the closing price reported on The Nasdaq SmallCap Market for Valley Forge common stock on the trading day immediately preceding the effective date of the Merger. Each option, warrant or other right to acquire Synergetics, Inc. capital stock outstanding immediately prior to the Merger automatically became an option, warrant or other right to acquire shares of Valley Forge common stock, giving effect to the exchange ratio in the Merger.
     On September 22, 2005, Valley Forge merged with and into VFSC Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of Valley Forge, thereby reincorporating in Delaware (the “Reincorporation Merger”). Simultaneously with the Reincorporation Merger, VFSC Delaware, Inc. changed its name to Synergetics USA, Inc. (the “Registrant”). Pursuant to the Reincorporation Merger agreement, the Amended and Restated Certificate of Incorporation and Bylaws of VFSC Delaware, Inc. in effect immediately before the consummation of the Reincorporation Merger became the Amended and Restated Certificate of Incorporation and Bylaws of the Registrant immediately upon consummation of the Reincorporation Merger. Valley Forge’s officers and directors immediately before consummation of the Reincorporation Merger became the officers and directors of the Registrant immediately upon consummation of the Reincorporation Merger, until their successors are duly elected and qualified, or until their earlier death, resignation or removal. Each outstanding share of Valley Forge common stock, no par value per share, was automatically converted into one share of the Registrant’s common stock, $0.001 par value per share.
     Both the Merger and the Reincorporation Merger were approved by the shareholders of Valley Forge on September 19, 2005, at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Reincorporation Merger, as described above. In accordance with Rule 414 under the Securities Act, the Registrant, as successor issuer to Valley Forge, hereby expressly adopts this Registration Statement as its own for all purposes of the Securities Act and the Exchange Act. The applicable registration fees were paid at the time of the original filing of the Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2005, filed with the Commission on October 31, 2005;

(b)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on September 14, 2005; September 19, 2005 (excluding the information “furnished” pursuant to Item 7.01, which pursuant to General Instruction B of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act); September 19, 2005; September 27, 2005; October 18, 2005; October 26, 2005; October 28, 2005; and November 2, 2005; and

(c)	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, other than documents filed by the Registrant with the Commission containing information furnished to the Commission pursuant to Items 2.02 or 7.01 of Form 8-K.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     Item 4. Description of Securities.
     Not applicable.
     Item 5. Interests of Named Experts and Counsel.
     Not applicable.
     Item 6. Indemnification of Directors and Officers.
     Section 102 of the Delaware General Corporation Law, as amended (the “DGCL”), allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
     Section 145 of the DGCL provides, among other things, that a corporation, including the Registrant, may indemnify any person who has or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by the corporation or in the right of the corporation) by reason of the fact that the person is or was one of the directors, officers, agents or employees of the corporation or is or was serving at the request of the corporation as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner that the person reasonably believed to be in the best interest of the corporation, or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The power to indemnify applies to actions brought by the corporation or in the right of the corporation as well but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.
     Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent or dissenting director receives notice of the unlawful acts.
     As permitted under the DGCL, the Amended and Restated Certificate of Incorporation of the Registrant includes provisions for the indemnification of directors, officers and employees of the Registrant.
     Article SIXTH provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty, except to the extent such exemption from liability is not permitted under the DGCL as the same exists or may be amended.
     Article SEVENTH provides that the Registrant’s directors and officers shall be indemnified to the fullest extent permitted by law, and such right shall continue as to a person who has ceased to be a director or officer of the Registrant and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that the Registrant is not obligated to indemnify any such person in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the Registrant’s Board of Directors. The right to indemnification under Article SEVENTH includes the right to reimbursement by the Registrant of expenses incurred in defending or participating in any proceeding. The Registrant may provide the rights similar to those conferred by Article SEVENTH to employees and agents of the Registrant.
     Also as permitted under the DGCL, the Amended and Restated By-Laws of the Registrant includes provisions for the indemnification of directors, officers and employees of the Registrant.
     Article VIII, Section 1 provides that the Registrant shall indemnify directors, officers, employees and certain other persons made a party or threatened to be made a party to proceedings by reason of the fact that such person serves in such capacity against expenses, judgments and settlements if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Registrant and, with respect to criminal proceedings, such person had no reasonable cause to believe his or her conduct was unlawful.
     Article VIII, Section 2 provides that the Registrant shall indemnify the persons described in the preceding paragraph against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Registrant; except that no such indemnification shall be made in respect of any matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the applicable court determines that such person is fairly and reasonably entitled to indemnity.
     Article VIII, Section 3 provides that any indemnification to be made by the Registrant shall be authorized in the manner specified in Section 3.

     Article VIII, Section 12 provides that the Registrant may provide rights to indemnification and the advancement of expenses to employees and agents of the Registrant similar to those conferred in Article VIII to directors and officers.
     In addition, the Registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.
     Item 7. Exemption From Registration Claimed.
     Not applicable.
     Item 8. Exhibits.
     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
     Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
               Provided, however, that:
                    (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
               (i) If the Registrant is relying on Rule 430B:

                    (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and
                    (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date; or
               (ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be a part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.
          (5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
               The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
               (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
               (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Charles, State of Missouri, on December 30, 2005.

Synergetics USA, Inc.

By:	/s/ Pamela G. Boone

Pamela G. Boone, Executive Vice President,
Chief Financial Officer, Secretary and Treasurer
POWER OF ATTORNEY
     We, the undersigned officers and directors of Synergetics USA, Inc., hereby severally constitute and appoint Gregg D. Scheller and Pamela G. Boone and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us in our name, place, and stead, in any and all capacities, to sign Synergetics USA, Inc.’s Registration Statement on Form S-8, and any other registration statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gregg D. Scheller	President and Chief Executive Officer	December 30, 2005

(Gregg D. Scheller)	and Director (principal executive officer)

/s/ Pamela G. Boone	Executive Vice President and Chief	December 30, 2005

(Pamela G. Boone)	Financial Officer (principal financial and
accounting officer)

/s/ Juanita H. Hinshaw	Director	December 30, 2005

(Juanita H. Hinshaw)

	Director	December 30, 2005

(Robert H. Dick)

/s/ Larry C. Cardinale	Director	December 30, 2005

(Larry C. Cardinale)

/s/ Guy R. Guarch	Director	December 30, 2005

(Guy R. Guarch)

/s/ Jerry L. Malis	Director	December 30, 2005

(Jerry L. Malis)

/s/ Kurt W. Gampp, Jr.	Director	December 30, 2005

(Kurt W. Gampp, Jr.)

Exhibit Index

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger by and among Valley Forge Scientific Corp. (“Valley Forge”), Synergetics Acquisition Corporation and Synergetics, Inc. dated May 2, 2005. (Filed as Exhibit 2.1 to Valley Forge’s Current Report on Form 8-K filed on May 4, 2005 and incorporated herein by reference.)

2.2	Amendment No. 1 to Agreement and Plan of Merger by and among Valley Forge, Synergetics Acquisition Corporation and Synergetics, Inc. dated June 2, 2005. (Filed as Exhibit 2.1 to Valley Forge’s Current Report on Form 8-K filed on June 3, 2005 and incorporated herein by reference.)

2.3	Amendment No. 2 to Agreement and Plan of Merger by and among Valley Forge, Synergetics Acquisition Corporation and Synergetics, Inc. dated July 15, 2005. (Filed as Exhibit 2.1 to Valley Forge’s Current Report on Form 8-K filed on July 15, 2005 and incorporated herein by reference.)

2.4	Agreement and Plan of Reincorporation Merger, dated as of September 22, 2005, between Valley Forge and VFSC Delaware, Inc. (Filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on September 27, 2005 and incorporated herein by reference.)

3.1	Amended and Restated Certificate of Incorporation of the Registrant. (Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 27, 2005 and incorporated herein by reference.)

3.2	Amended and Restated Bylaws of the Registrant. (Filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on September 27, 2005 and incorporated herein by reference.)

4.1	Form of common stock certificate of the Registrant. (Filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on September 27, 2005 and incorporated herein by reference.)

5.1	Opinion of Armstrong Teasdale LLP.

10.1	Valley Forge Scientific Corp. 2000 Non-Employee Directors’ Stock Option Plan (Filed as Exhibit 4.3 to Valley Forge’s Registration Statement on Form S-8, Registration No. 333-72134, and incorporated herein by reference.)

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of MPP&W, P.C.

23.3	Consent of Armstrong Teasdale LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages of this Registration Statement).